UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 31, 2007

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2007, Cost Plus, Inc. (the “Company”) exercised its right under Section 4.3 (the “Earnout”) of the Subground Lease Agreement between Inland Western Stockton Ground Tenant, L.L.C. , as lessor, and the Company, as lessee (the “Subground Lease Agreement”), to finance certain construction costs related to the expansion of the Stockton distribution facility. The Subground Lease Agreement was previously filed with the Securities and Exchange Commission as exhibit 10.2.2 to the Quarterly Report on Form 10-Q filed for the quarter ended April 29, 2006. Pursuant to the Earnout provision of the Subground Lease Agreement, the Company sold the Improvements, which consists of a newly constructed distribution facility, located at 1735 Zephyr Street, Stockton, CA (the “Property”) to Inland Western Stockton Airport Way II, L.L.C. (“Inland”) for approximately $34.3 million. The Company concurrently entered into a Lease Agreement with Inland, as lessor, and the Company, as lessee, dated as of July 31, 2007 (the “Lease Agreement”), to lease the Property back and to replace the Subground Lease Agreement.

Under the Lease Agreement, the initial term is the same as it was under the Subground Lease Agreement, with two options to renew for five years each and a third option to renew for a term of four years. The Company will pay annual rent of approximately $3.1 million, subject to 5.0% increases every five years including option periods, with the first increase on May 1, 2011. The Company’s right of early termination was extended to August 1, 2017 as a result of exercising the Earnout.

The Company used all of the proceeds from the sale of the Property to pay down debt incurred in developing the Property.

Item 1.02	Termination of a Material Definitive Agreement.

On July 31, 2007, in connection with the transaction described under Item 1.01 of this Report on Form 8-K, the Company terminated the Subground Lease Agreement as described above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Report on Form 8-K describes the Company’s sale of property located in Stockton, California on July 31, 2007 and concurrent entry into a lease agreement to lease the property back and is incorporated by reference into this Item 2.03.

The Company will account for the transaction as a financing whereby the net book value of the assets will remain on the Company’s balance sheet. The Company will also record a financing obligation in the amount of approximately $34.3 million, which will be amortized over the 32-year and nine month period of the lease (including option periods) and approximates the discounted value of total maximum lease payments under the lease. Monthly lease payments will be accounted for as principal and interest payments (at an approximate annual rate of 8.4%) on the recorded obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC

By:	/s/ Thomas D. Willardson
Thomas D. Willardson,
Executive Vice President and Chief Financial Officer

Dated: August 6, 2007